(Date)

(Name)
(Address)

Re:    Retention Agreement

Dear Mr. (Name):
You are an important member of CIRCOR’s senior leadership team and your continued employment with CIRCOR is considered by the Board of Directors as being important to CIRCOR’s continued success. To avoid the distraction that might otherwise result in connection with naming a permanent successor as Chief Executive Officer and to provide an incentive for you to remain with CIRCOR, the Compensation Committee has approved severance protection for you as set forth below. If you experience a Qualifying Involuntary Termination during the Transition Period, CIRCOR (the “Company”) will provide you with Severance Benefits provided that you timely execute a binding release on the terms and conditions set forth below.
1.    Transition Period. The “Transition Period” means the period beginning on the date that a permanent successor commences employment as the Company’s Chief Executive Officer and ending twelve months thereafter; provided, however, that the Transition Period shall in all events end immediately before a “Change in Control” as defined in the Executive Change of Control Agreement, as amended (if applicable) between you and the Company (the “Change of Control Agreement”).
2.    Severance Benefits. The “Severance Benefits” that may become payable under this Retention Agreement consist of the following:
(a)    Continued bi-weekly payment of your base salary for 12 months beginning upon a Qualifying Involuntary Termination. The salary to be continued to you during this period shall be your annual rate of salary as in effect on the effective date of such Qualifying Involuntary Termination.
(b)    A lump sum payment of a pro rata portion of the bonus you would have earned for the calendar year of a Qualifying Involuntary Termination based on actual performance, as reasonably determined by the Compensation Committee. The pro rata bonus shall be determined based on your days of active employment during such year. The lump sum payment shall be paid during the calendar year following the calendar year of a Qualifying Involuntary Termination, but in no event later than when active employees receive payment of their bonus.
(c)    The Company shall pay COBRA premiums for you and your spouse under the Company’s group medical and dental insurance policies for 12 months following a Qualifying Involuntary Termination or, if earlier, the date on which you are no longer entitled to such coverage under COBRA rules, if earlier, subject to being adjusted as determined reasonably necessary to comply with applicable law, including requirements for coverage proceeds to be nontaxable.

(d)    Reimbursement of up to $20,000 of outplacement assistance costs you incur during the twelve-month period immediately following a Qualifying Involuntary Termination, subject to compliance with CIRCOR’s reimbursement policies and procedures.
Your eligibility to receive the Severance Benefits shall be contingent upon your executing a form of general release agreement acceptable to the Company within 21 days after receiving it (and which is not revoked by you) and complying with its terms. The general release agreement shall include your post-employment obligations, including covenants not to non-compete or solicit our employees for one year, to protect CIRCOR’s confidential information, to return CIRCOR’s property, to reasonably assist CIRCOR in any investigation or government audit. The Company shall deliver a form of general release agreement as described above to you by hand or at your home address on the Company’s books and records within five (5) business days after a Qualifying Involuntary Termination. All Severance Benefits are contingent on the release agreement becoming effective and irrevocable by the 35th day following a Qualifying Involuntary Termination provided that the general release agreement is timely delivered to you by the Company. If the release does not become effective within 35 days, no Severance Benefits shall be made under this Retention Agreement.
3.    Qualifying Involuntary Termination. You will have experienced a “Qualifying Involuntary Termination” if the Company terminates your employment without Cause (as defined in the Change of Control Agreement) during the Transition Period or you elect to terminate your employment with the Company for Good Reason beginning as of the appointment of a new permanent Chief Executive Officer and ending on the last day of the Transition Period. Good Reason for purposes of this Retention Agreement shall have the same meaning as “Good Reason” under the Change of Control Agreement except that: (i) “material breach of this Agreement by the Company” shall mean this Retention Agreement and not the Change of Control Agreement; and (ii) no event shall constitute Good Reason unless you provide the Company with written notice of your intention to resign (the “Notice”) within 30 days after such event, you provide the Company a reasonable opportunity to cure such event and your employment with the Company actually ends in a resignation within 30 days after the date you provided such notice. For purposes of this Retention Agreement, you will also be deemed to have experienced a Qualifying Involuntary Termination during the Transition Period if either of the following apply: (i) you receive written notice from the Company during the Transition Period that your employment will be terminated without Cause after the Transition Period and your employment with the Company actually ends in a termination without Cause within 30 days following your receipt of that notice; or (ii) an event constituting Good Reason occurs during the Transition Period. Under no circumstances shall a termination of employment due to death or disability be considered a termination of your employment by the Company without Cause. In the event that the Company discovers conduct, non-action or other evidence that constituted grounds to terminate your employment for Cause, the Company shall have the right to treat your termination of employment as not being a Qualifying Involuntary Termination and recover previously paid Severance Benefits.
4.    Relation to Other Plans, Agreements and Arrangements. This Retention Agreement forms the entire agreement between the parties hereto with respect to the subject matter contained in this Retention Agreement and, except as otherwise provided herein, shall supersede all prior agreements, promises and representations regarding the payments or any other matter set forth in this Retention Agreement. For the avoidance of doubt, no Severance Benefits shall be payable under this Retention Agreement if amounts triggered due to employment termination are triggered under the Change of Control Agreement.

5.    Amendment; Waiver. The provisions of this Retention Agreement may be amended or waived only by a written agreement executed and delivered by the Chair of the Company’s Compensation Committee and you. A waiver of any term, covenant or condition contained in this Retention Agreement or the release shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof.
6.    Taxes. The Severance Benefits are intended to be exempt from Section 409A of the Internal Revenue Code either as a short-term deferral or under the involuntary separation pay safe harbor. Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Payments and benefits under this Retention Agreement are subject to applicable tax withholding and CIRCOR may withhold without additional consent by you or otherwise require you to pay to CIRCOR the amount of any taxes that CIRCOR may be required to withhold before delivering payment of Severance Benefits to you.
7.    Miscellaneous. Nothing in this Retention Agreement shall be construed as changing your status as an employee-at-will of the Company during the Transition Period, and subject to the obligations of the Company set forth above, nothing in this Retention Agreement shall alter the rights of the Company to terminate your employment at any time for any reason or for no stated reason or your right to resign your employment with the Company for any reason or no stated reason. Nothing in this Retention Agreement shall be construed as resulting in an actual or constructive termination of your employment at the end of the Transition Period, and any continuation of your employment with the Company after the Transition Period will be at-will and be subject to plans and programs of the Company then in effect and any agreement to which you and the Company are then parties. This Retention Agreement shall be governed by the laws of the Commonwealth of Massachusetts.
Please indicate your understanding and agreement with the above by signing the attached copy of this Retention Agreement and returning it to the Company, attention of the undersigned.

CIRCOR International, Inc

By: ________________________
Its: ________________________

ACCEPTED AND AGREED:

_____________________________
Date: